Exhibit 10.1

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of the 14th day of August, 2015 by and between Janel Corporation, a Nevada corporation (“Janel”); and Liberty International, Inc., a Rhode Island corporation (“Liberty”), and Nicholas j. Cioe., Jr. and Kenneth J. Charnley (“Management Stockholders”) and Vincent J. Passananti (“Investor Stockholder”) (the Management Stockholders and the Investor Stockholder are referred to herein collectively, without distinction, the “Stockholders”).

Explanatory Statement

Janel and Liberty are each engaged in the freight forwarding and logistics industries. The Stockholders desire to sell and Janel desires to purchase all of the issued and outstanding shares of Liberty, and thereby acquire substantially all of the assets used in the business of Liberty, on the terms and conditions hereinafter set forth.

Agreement

NOW THEREFORE, for the mutual consideration set out herein, the parties hereto agree as follows:

1.             Definitions; Rules of Construction.

1.1. For purposes of this Agreement, the terms set forth below shall have the following meanings:

Assumed Obligations – As defined in Section 2.2.

Auditor – Piccerelli Gilstein & Company, or such other independent certified public accountant (or firm thereof) selected by Janel and the Stockholders.

Authorizations – As defined in Section 7.18.

Base Balance Sheet - The internally prepared balance sheet of Liberty as of June 30, 2015 attached hereto as Exhibit A.

Closing - The closing of the transactions contemplated by this Agreement.

Closing Date - on or before August 14, 2015.

Code - The Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder. .

Contracts – As defined in Section 7.18.

Employment Agreements - The Employment Agreements in substantially the form attached hereto as Exhibit C.

ERISA - The Employee Retirement Income Security Act of 1974, as amended, and the regulations issued thereunder.

Excluded Assets –The items listed on Schedule 1.1(b).

Faciliies - The leased office, warehouse, and terminal space and other real property occupied by Liberty as part of the Liberty Business, located at Liberty’s office and warehouse space located at: (i) 470 Main Street, Pawtucket, Rhode Island 02860, (ii) 150 Eastern Avenue, Chelsea, Massachusetts 02150, and each and every other location used by Liberty in its business, as more specifically set forth on Schedule 7.14.

Facility Leases – The leases for the Facilities.

GAAP - United States generally accepted accounting principles.

Investor Stockholder - As defined in the introductory paragraph of this Agreement.

Janel - As defined in the introductory paragraph of this Agreement.

Ken – Kenneth J. Charnley.

Liberty - As defined in the introductory paragraph of this Agreement.

Liberty Assets - All of the assets of Liberty (whether real or personal property), with the exception of the Excluded Assets, and including those assets listed on Schedule 1.1(a), (but, unless excluded as provided herein, whether or not so listed are included in Liberty Assets), Liberty’s customer lists and information for the past five years and related current and historical business records created or maintained by Liberty relating to active and inactive customers and business for the preceding five years and any prospective customers (including, in all instances, pricing information charged by Liberty and internal costing and vendor information as to transportation services); all of Liberty’s security deposits; all equipment, vehicles, parts, tools, computers, computer equipment and computer software, and other assets; all associated computerized information relating to such business and customers; all information relating to current, historical, and planned marketing and sales of services; all interest in any names used by Liberty or its predecessors in the past five years, and all service marks utilized in connection therewith; all local, 800 and international telephone and telefax numbers, all websites, domain names and web addresses utilized by Liberty in connection with its businesses; all goodwill; all prepaid rents, utility bills, license fees and other pre-paid expenses; the right to use the premises covered by the Facility Leases; all furniture, fixtures and equipment used in or held for use in the space covered by the Facility Leases or in connection therewith (subject to dispositions or replacements prior to Closing in the ordinary course of business); all rights of Liberty from and after the Closing Date under vendor, customer and sales representative contracts of Liberty in connection with its business; all transferable governmental licenses or authorizations with respect to the conduct of the Liberty Business; all other transferable licenses pursuant to which any assets used in the Liberty Business are used; all prepaid rents, utility bills, license fees and other prepaid expenses of Liberty; and all other tangible and intangible assets of Liberty.

Liberty Business - The business heretofore operated by Liberty.

Liberty Shares – The shares of Liberty no par value common stock.

Management Stockholders - As defined in the introductory paragraph of this Agreement.

Nick – Nicholas J. Cioe, Jr.

Purchase Price – As defined in Section 3.1.

Purchase Price Adjustment – As defined in Section 3.4.

Retained Obligations – As defined in Section 2.2.

SEC - United States Securities and Exchange Commission.

Securities Act - The Securities Act of 1933, as amended.

Stockholders - As defined in the introductory paragraph of this Agreement.

1.2. The Explanatory Statement is hereby incorporated into this Agreement and made a part hereof.

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1.3. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

1.4. References in this Agreement to the “knowledge” of an entity shall mean the actual knowledge of the president, chief executive officer, and chief operating officer of such entity, to the extent applicable, and with respect to Liberty shall specifically include the knowledge of the Management Stockholders, in each case following due inquiry.

1.5. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, to the singular include the plural, to the part include the whole, and to the male gender shall also pertain to the female and neuter genders and vice versa. The term “including” is not limiting, and the term “or” has the inclusive meaning represented by the phrase “and/or”. The words “hereof,” “herein,” “hereby,”, “hereto”, “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, Schedule, Exhibit and clause references are to this Agreement unless otherwise specified.

2.            Purchase of Liberty Shares; Assumption of Liabilities; Retention of Liabilities.

2.1. On the terms and subject to the conditions set forth in this Agreement, the Stockholders hereby agrees to sell, transfer and assign to Janel, and Janel hereby agrees to purchase from the Stockholders, on the Closing Date, all of the right, title and interest of the Stockholders in and to the Liberty Shares, as more particularly set forth on Schedule 2.1. Janel, at its option, may designate one or more other direct or indirect subsidiaries or affiliates of Janel to purchase the Liberty Shares provided such direct or indirect subsidiaries or affiliates of Janel enters into a joinder pursuant to which it agrees to be bound by the terms of this Agreement to the same extent Janel is so bound. Notwithstanding the foregoing and for the avoidance of doubt, Janel shall remain the primary obligor under this Agreement, the Employment Agreements and the Promissory Notes delivered pursuant to this Agreement.

2.2. Prior to the Closing, the Management Stockholders or their designees will assume the obligations of Liberty listed on Schedule 2.2 (the “Retained Obligations”).

2.3. Liberty may, in its discretion, terminate its 401(k) Plan at or before the Closing.

2.4. While it is the intent of the Stockholders to transfer or redeem in full prior to the Closing the balance of any rewards points existing on Liberty credit cards, Janel shall cause Liberty to make available for use by the Stockholders any such balance of credit card rewards points remaining after the Closing.

3.            Consideration.

3.1. The consideration for the purchase of all of the Liberty Shares (the “Purchase Price”) shall be $2,500,000 (two million five hundred thousand dollars), and shall be paid to the Stockholders on the Closing Date via federal funds wire transfer by or on behalf of Janel pursuant to instructions to be provided by Liberty to Janel, as follows:

(i)	$480,000 to the Investor Stockholder;
(ii)	$960,000 to each of the Management Stockholders; and
(iii)	$100,000 to Kevin Papa, as agent for the Stockholders.

3.3. The total Purchase Price shall be allocated among the Liberty Assets as set forth on Schedule 3.3 and the IRS Form 8883 presented by Liberty at the Closing. Janel intends to make an election under Section 338(h)(10) of the Internal Revenue Code with respect to allocation of the Purchase Price.

3.4. The “Purchase Price Adjustment” shall be calculated as the difference between the total of Liberty’s accounts payable as of the Closing Date and the total of Liberty’s accounts receivable as of the Closing Date, calculated consistent with Schedule 3.4, all as agreed upon by Janel and the Stockholders, or, in case of a dispute, as determined by the Auditor. If the total of Liberty’s accounts payable as of the Closing Date exceed the total of Liberty’s accounts receivable as of the Closing Date, the Purchase Price shall be reduced by such difference to the extent known at the Closing, and the Management Stockholders shall promptly remit to Janel any such amount determined later and not so deducted from the Purchase Price to the extent such difference was not deducted from the Purchase Price. If the total of Liberty’s accounts receivable as of the Closing Date exceed the total of Liberty’s accounts payable as of the Closing Date, Janel shall promptly remit to the Management Stockholders the amount of such difference to the extent such difference was not so added to the Purchase Price.

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3.5. If after the Closing, Liberty receives payments or other consideration on account of any of the Excluded Assets (for example, the IRS deposit), Janel shall be promptly cause such amounts to be remitted 20% to the Investment Stockholder and 40% to each of the Management Stockholders.

4.            [INTENTIONALLY OMITTED]

5.            Closing.

5.1. The Closing shall take place on the Closing Date at such time and place as shall be agreed upon by the parties hereto, time being of the essence.

5.2. (i) the Stockholders will assign and transfer to Janel all of the Stockholders’ right, title and interest in and to the Liberty Shares free and clear of all liens, security interests, claims or encumbrances, by delivery of the original certificates representing the Liberty Shares and a duly executed Stock Power in the form attached hereto as Exhibit B, and (ii) the parties shall deliver the certificates and other contracts, documents and instruments required to be delivered by them, respectively, as set forth in Sections 10 and 11.

5.3. If, prior to the Closing, any of the Liberty Assets are destroyed or damaged or taken in condemnation, the insurance proceeds or condemnation award with respect thereto shall be a Liberty Asset. At the Closing, Janel shall pay the Purchase Prices as set forth herein without reduction for such destruction, damage or condemnation, and Liberty shall pay to Janel any such insurance proceeds or condemnation awards received by Liberty on or prior to the Closing and shall assign to or assert for the benefit of Janel all of its rights against any insurance companies, governmental or regulatory authorities and others with respect to such damage, destruction or condemnation. As and to the extent that there is available insurance under policies maintained by Liberty or its affiliates, predecessors and successors in respect of any Assumed Obligation, Liberty shall cause such insurance to be applied toward the payment of such Assumed Obligation.

5.4. Prior to the Closing, Janel shall not contact any of Liberty’s customers or employees without the prior written consent of Liberty.

6.	Representations and Warranties of Janel.

Janel represents and warrants to Liberty as follows:

6.1. Existence and Good Standing. Janel: (i) is a corporation duly organized, validly existing, and in good standing under the laws of Nevada; (ii) has the corporate power and authority to own, lease, and operate its properties and carry on its business as now being conducted by it; and (iii) is, or has filed for qualification to be, duly licensed, qualified and authorized to do business as a foreign corporation in, and in good standing in, each jurisdiction in which failure to be so licensed, qualified, authorized, or in good standing will have a material adverse effect on the business or properties (owned, leased, or operated) of such entity, and is not aware of any reason for which any such filing for qualification will not be effective without cost above customary filing fees and expenses.

6.2. Power and Authority; Authorization. Janel has full power and authority to enter into, execute and deliver this Agreement, and to perform its obligations hereunder. The execution, delivery, and performance of this Agreement by Janel have been duly authorized and approved by the Board of Directors of Janel subject to all contingencies set forth herein. This Agreement has been, and each of the Exhibits hereto and other documents required hereunder (if applicable) will be, on the Closing Date, duly executed and delivered by or on behalf of Janel and are the legal, valid, and binding obligations of Janel in accordance with their respective terms, subject (as to the enforcement of remedies) to laws of general application relating to bankruptcy, insolvency and the relief of debtors and (as to the availability of equitable remedies) to the discretion of the equity tribunal having jurisdiction.

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6.3. No Violations. The execution, delivery, and performance of this Agreement by Janel (i) will not violate (with or without the giving of notice or the lapse of time, or both) or require any registration, qualification, consent, approval, or filing under (except as set forth in Section 6.4), any law, ordinance or regulation binding on any such entity, and (ii) will not

(a) conflict with, require any consent or approval under, result in the breach of any provision of, constitute a default under, result in the acceleration of the performance of its obligations under, cause or allow for the termination of, or

(b) result in the creation of any claim, lien, charge, or encumbrance upon, Janel’s properties, assets, or businesses, pursuant to its certificate of incorporation or by-laws, any debt instrument, mortgage, deed of trust, license, permit, franchise, lease, contract, or other instrument or agreement to which such entity or any of its subsidiaries is a party, or any judgment, order, writ or decree of any court, arbitrator or governmental agency by which such entity or any of its assets or properties is bound. Neither Janel, nor any of its subsidiaries, assets or properties is subject to or bound or affected by any article of incorporation or by-law provision, debt instrument, mortgage, deed of trust, license, permit, franchise, lease, contract, other instrument or agreement, judgment, order, writ, decree, injunction, law, statute, ordinance or regulation, or any other restriction of any kind or character, which would prevent such entity from entering into, or performing its obligations under, this Agreement, except for such instruments the violation(s) of which can be cured at an aggregate immaterial cost or expense to such entity and, with or without being cured, will not prevent such entity from continuing its business in the ordinary course.

6.4. Approvals Required. Except as set forth on Schedule 6.4, no approval, authorization, consent, clearance, order or other action of, or filing with, any person, firm or corporation, or any court, administrative agency or other governmental authority, or any governmental or non-governmental trade group, is required by Janel in connection with the execution and delivery by Janel of this Agreement or the performance by Janel of the transactions described herein.

6.5. Accuracy of Representations. All representations and warranties with respect to Janel are true and correct as of the date hereof. This Agreement does not contain any untrue statement of a material fact with respect to Janel or omit to state any material fact with respect to Janel necessary to make the statements contained herein not misleading.

7.	Representations and Warranties of Liberty and the Management Stockholders.

Liberty and the Management Stockholders, jointly and severally, represent and warrant to Janel and as follows:

7.1. Existence and Good Standing. Liberty: (i) is a corporation duly organized, validly existing, and in good standing under the laws of Rhode Island; (ii) has the power and authority to own, lease, and operate its properties and carry on its business as now being conducted by it; and (iii) is duly licensed, qualified and authorized to do business as a foreign entity in, and in good standing in, each jurisdiction in which failure to be so licensed, qualified, authorized, or in good standing will have a material adverse effect on the business or properties (owned, leased, or operated) of Liberty. Liberty has no directors.

7.2. Capitalization. The capitalization of Liberty consists of 1,950 authorized Liberty Shares, of which 62.5 shares are issued and outstanding. The Stockholders own all of the issued and outstanding Liberty Shares as set forth on Schedule 2.1.

7.3. Title to Liberty Shares; Options. Each of the Management Stockholders has good and marketable title to his Liberty Shares, free and clear of any lien, claim or encumbrance. There are no outstanding or authorized options, warrants, calls, subscriptions, rights, convertible securities, commitments, agreements, or understandings of any character obligating Liberty to issue any class or securities convertible into, or evidencing the right to purchase, any equity interests of any class of equity in Liberty.

7.4. Subsidiaries. Liberty has no subsidiaries and does not, directly or indirectly, own any interest in or control any corporation, partnership, joint venture or other business association.

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7.5. No Restrictions. Without limiting the generality of other representations and warranties contained herein, Liberty has maintained its own records with respect to its customers containing the name, address, contact information, customer requirements, and shipping rates with respect to each of Liberty’s customers over the past five years. Such records are the sole property of Liberty, and neither Liberty nor either of the Stockholders is prohibited from disclosing and transferring to Janel any such information pursuant to the terms of any agreement.

7.6. Liberty Power and Authority; Authorization. Liberty has full power and authority to enter into, execute and deliver this Agreement, and to perform each of its obligations hereunder. The execution, delivery, and performance of this Agreement by Liberty have been duly authorized and approved by the stockholdersof Liberty. This Agreement has been, and each of the Exhibits hereto and other documents required hereunder (if applicable) will be, on the Closing Date, duly executed and delivered by or on behalf of Liberty and the Stockholders, and are the legal, valid, and binding obligations of Liberty and the Stockholders in accordance with their respective terms, subject (as to the enforcement of remedies) to laws of general application relating to bankruptcy, insolvency and the relief of debtors and (as to the availability of equitable remedies) to the discretion of the equity tribunal having jurisdiction.

7.7. No Liberty Violations. The execution, delivery, and performance of this Agreement by Liberty (i) will not violate (with or without the giving of notice or the lapse of time, or both) or require any registration, qualification, consent, approval, or filing under (except as set forth in Section 7.8), any law, ordinance or regulation binding on Liberty or any Stockholder, and (ii) will not

(a) conflict with, require any consent or approval under, result in the breach of any provision of, constitute a default under, result in the acceleration of the performance of its obligations under, cause or allow for the termination of, or

(b) result in the creation of any claim, lien, charge, or encumbrance upon, any shares of Liberty stock or any of its properties, assets, or businesses, pursuant to the certificate of formation, limited liability company agreement, limited partnership agreement, any debt instrument, mortgage, deed of trust, license, permit, franchise, lease, contract, or other instrument or agreement to which Liberty or either of the Stockholders is a party, or any judgment, order, writ or decree of any court, arbitrator or governmental agency by which Liberty or either of the Stockholders or any of their respective assets or properties is bound. Neither Liberty nor any Stockholder nor any of their respective assets or properties is subject to or bound or affected by any constituent instrument provision, debt instrument, mortgage, deed of trust, license, permit, franchise, lease, contract, other instrument or agreement, judgment, order, writ, decree, injunction, law, statute, ordinance or regulation, or any other restriction of any kind or character, which would prevent Liberty or the Stockholders from entering into, or performing its obligations under, this Agreement, except for such instruments the violation(s) of which can be cured at an aggregate immaterial cost or expense to Liberty or the Stockholders (as the case may be) and, with or without being cured, will not prevent Liberty or the Stockholders (as the case may be) from continuing its business in the ordinary course. Without limiting the generality of the foregoing, Liberty and the Stockholders represent and warrant to Janel that neither Liberty nor any Stockholder is bound by any non-competition, franchise, service, or other agreement which would prohibit or restrict Liberty or the Stockholders from entering into this Agreement or performing any of their respective obligations under this Agreement or the Employment Agreements.

7.8. Approvals Required. Except as set forth on Schedule 7.8, no approval, authorization, consent, order or other action of, or filing with, any person, firm or corporation, any court, administrative agency or other governmental regulatory authority, or any governmental or non-governmental trade group, is required by Liberty or the Management Stockholders in connection with the execution and delivery by Liberty or the Management Stockholders of this Agreement or the Employment Agreements, or the performance by Liberty or the Management Stockholders of the transactions described herein and for the operation of the Liberty Business by Janel following the Closing.

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7.9. Title to Property and Related Matters. Except as set forth on Schedule 7.9, on the date hereof, Liberty has, and on the Closing Date will have, good and marketable title to all assets and properties used in the Liberty Business of any kind or character, free and clear of any liens or encumbrances, and all such assets and properties are reflected on the Base Balance Sheet (subject to dispositions or replacements prior to Closing in the ordinary course of business). With the exception of the Excluded Assets, the Liberty Assets constitute all of the assets and properties used in the Liberty Business of any kind or character as heretofore conducted. Except for matters that may arise in the ordinary course of business and except for items listed on Schedule 7.9, Liberty’s material assets are in good operating condition and repair, reasonable wear and tear and normal obsolescence excepted. To the best of the knowledge of Liberty, there does not exist any condition or agreement that materially interferes with the use of the Liberty Assets in the conduct of the Liberty Business in the ordinary course. Liberty has no interest in real property other than as lessee pursuant to the Facility Leases.

7.10. Licenses; Trademarks; Trade Names. Schedule 7.10 contains a true and complete list and brief description of all licenses, registered trademarks, registered trade names, registered service marks, copyrights, patents or applications for any of the foregoing required or used in the Liberty Business, other than licenses to use “off-the-shelf” commercial software included with the equipment that constitute part of the Liberty Assets (none of which licenses are material). Except as listed on such Schedule and such licenses to use “off-the-shelf” commercial software, no license, trademark, trade name, service mark, copyright, is required or used in the Liberty Business.

7.11. Financial Statements. Except as set forth at Schedule 7.11, the income statement and balance sheet of Liberty for the 12-month periods ending September 30, 2012, 2013 and 2014; and a balance sheet and income statement for the nine month period ended June 30, 2015 and all other financial statements of Liberty delivered or to be delivered to Janel prior to the Closing pursuant to the terms hereof are (or will be when delivered) accurate and complete in all material respects and fairly present Liberty’s financial position as at the dates set forth therein and the results of its operations for the periods reflected therein. All such unaudited financial statements have been prepared in conformity with GAAP applied on a basis consistent with that of prior periods, except that such unaudited financial statements will not contain footnotes and will contain reasonable estimates, subject to adjustment, of accruals, deferrals, and reserves consistent with past practices. Without limiting the generality of the foregoing, such financial statements do not contain any untrue statement of a material fact or omit to state any material fact necessary to make such financial statements not misleading. Liberty has always used the fiscal year ending September 30 as its fiscal year.

7.12. [INTENTIONALLY OMITTED]

7.13. Undisclosed Liabilities. Except as disclosed in the financial statements referred to in Section 7.11, as of the dates referred to in such financial statements Liberty has no liabilities or obligations of any kind, whether accrued, absolute, contingent or otherwise, and whether or not required to be disclosed on a balance sheet prepared in conformity with GAAP, and since the date of the last such financial statement, Liberty has incurred no such liability or obligation other than in the ordinary course of business and in amounts consistent with historic business operations.

7.14. Facilities.

(i) Facilities. Schedule 7.14 contains a complete and accurate list and description of Facilities leased by Liberty and the following terms of all Facility Leases: (a) a general description of the leased property, (b) the term thereof, (c) the applicable rent, and (d) any requirements for the consent of third parties to assignments thereof.

(ii) Facility Leases. All Facility Leases are valid, binding and enforceable in accordance with their terms and, are in full force and effect. Except as set forth in Schedule 7.14, no event exists which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default thereunder on the part of Liberty which would terminate or cause a material liability under any Facility Leases; and, there exists no occurrence of any event which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default thereunder by any other party. Liberty has delivered true and correct copies of the Facility Leases to Janel prior to the date hereof.

(ii) Actions; Governmental Commitments. There are no pending condemnation proceedings, administrative proceedings or other actions against Liberty with respect to any of the Facilities or Facility Leases, or to the knowledge of Liberty, pending or threatened condemnation proceedings, administrative proceedings or other actions with respect to any of the Facilities or Facility Leases. No commitments have been made to any governmental authority relating to any of the Facilities which would impose an obligation upon Janel or its successors or assigns to make any contributions of money (except customary real estate taxes) or dedications of land, or to construct, install or maintain any improvements of a public or private nature on or off any of the Facilities.

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(iii) Leases or Other Agreements. Except as set forth at Schedule 7.14, Liberty has not entered into any subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements written or oral, with respect to the areas of Facilities leased by Liberty.

(iv) Use of Facility Leases. With respect to each Facility Lease, Liberty enjoys peaceful and undisturbed possession of all leased Facilities, subject to the rights of the fee owners and the terms of the Facility Leases, and Liberty has performed all the obligations required to be performed by it under the Facility Leases though the date hereof.

(v) Certificate of Occupancy. Liberty has received all required approvals of governmental authorities (including permits and a certificate of occupancy or other similar certificate permitting lawful occupancy by Liberty of the Facilities) required in connection with Liberty’s operation of the Facilities.

(ivi) Utilities. All of the Facilities are supplied with utilities (including water, sewage, disposal, electricity and telephone) and other services necessary for the operation of the Facilities as currently operated, and, to the knowledge of Liberty, there is no condition which would result in the termination of any such utility services.

(vii) Improvements, Fixtures and Equipment. None of the leasehold improvements is subject to any commitment or other arrangement for their sale or use by an affiliate of Liberty, or any third party that would materially interfere with the use thereof.

(viii) No Special Assessment. Liberty has not received notice of any special assessment relating to any of the Leased Facilities or any portion thereof and, to the knowledge of Liberty, there is no pending or threatened special assessment with respect thereto.

(ix) Defaults; Violations. Liberty has not received any notice from any mortgagee, insurer, governmental authority or other entity advising Liberty of (a) the existence of any default with respect to any of the Facilities, or (b) the violation of any zoning, subdivision, health, land, building, use or other laws, codes or regulations applicable to any of the Facilities.

(x) Miscellaneous. Liberty is not aware of any of the following at any of the Facilities: (a) any encroachments, easements or matters of title that may affect such Facility; (b) flooding, drainage, or grading problems; (c) structural modifications or other alterations or repairs made without necessary permits; (d) any settling from any cause or slippage, sliding or other soil problems; or (e) any zoning violations or violations of setback requirements.

7.15. Customer Accounts. Except as set forth on Schedule 7.15, all freight forwarding and logistics business of the Stockholders has been and continues to be conducted through Liberty. Except as set forth on Schedule 7.15, all of Liberty’s customer accounts as of June 30, 2015 are actual active accounts of Liberty prior to the Closing Date. Except as set forth on Schedule 7.15, Liberty has no knowledge that any customer of Liberty during the 12 months preceding the date hereof will not be a customer of Janel following the Closing with the annual volume of business substantially the same as the annual volume of business conducted with Liberty during the 12 months prior to the Closing.

7.16. Material Adverse Change. Except as set forth in Schedule 7.16, the Schedules, the Financial Statements or as otherwise reflected herein, since September 30, 2014 through the Closing Date, the business of Liberty has been operated in the ordinary course and there has not been:

(i) Any actual or, to the knowledge of Liberty, any threatened, material adverse change in the business, condition (financial or otherwise), results of operations, properties, assets, liabilities, earnings, net worth or prospects thereof, except for the general effects of present economic conditions or conditions affecting the freight forwarding industry generally;

(ii) Any material damage, destruction or casualty loss (whether or not covered by insurance) affecting Liberty, the Liberty Assets, properties or business;

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(iii) Any statute, rule, regulation or order adopted (including orders of regulatory authorities with jurisdiction over Liberty or its business) that materially and adversely affects Liberty, the Liberty Assets or the Liberty Business, other than any statute, rule, regulation or order affecting the freight forwarding industry in general;

(iv) Any increase in, or commitment to increase, the wage, salary, commissions, bonus, employee benefit rate or other compensation payable or to become payable to any of Liberty’s employees, provided, however, that this paragraph shall not restrict or limit Liberty in any way from hiring additional personnel who are required for its operations in the usual course of business consistent with past practices;

(v) Any lien placed on any of the Liberty Assets;

(vi) Any sale, assignment, transfer, lease, disposition of, or agreement to sell, assign, transfer, lease, or dispose of, any of the Liberty Assets, except for dispositions of personal property in the ordinary course of business or as contemplated by this Agreement;

(vii) Any acquisition or lease by Liberty of any assets or property of any other party except for supplies in the ordinary course of business and acquisitions of personal property in the ordinary course of business;

(viii) Any collective bargaining agreement or commitment by Liberty or any liability incurred by Liberty to any labor organization or other material change in employee relations;

(ix) Any capital expenditure by Liberty in excess of $20,000 or outside the ordinary course of business;

(x) Any change by Liberty in the nature of its business or its methods, principles or practices of accounting;

(xi) To the knowledge of Liberty, the loss by Liberty of any supplier(s), vendor(s), customer(s) or employee(s), which loss (individually or in the aggregate) has had or is reasonably expected to have a material adverse effect on Liberty’s financial condition, results of operation, business or prospects;

(xii)         (a) Any indebtedness incurred by Liberty with respect to the conduct of the Liberty Business in an aggregate principal amount exceeding $25,000 (net of any amounts discharged during such period), or (b) any voluntary purchase, cancellation, prepayment or complete or partial discharge in advance of a scheduled payment date with respect to, or waiver of any right of Liberty under, any indebtedness of or owing to Liberty with respect to the conduct of the Liberty Business.

(xiii)  Any declaration or payment of any distribution in respect of the equity interests in Liberty, or other payment to the equity owners of Liberty in their capacity as such.

(xiv)  Any entering into, any amendment, modification, termination (partial or complete) or granting of a waiver under or giving any consent with respect to (a) any Contract which is required (or had it been in effect on the date hereof would have been required) to be disclosed pursuant to Section 7.18 or (b) any Authorization included on Schedule 7.18.

(xv) To Liberty’s knowledge, any other events or conditions of any character specifically related to the business or operations of Liberty that may reasonably be expected to have a material adverse effect on Liberty or its business or financial condition, except for the general effects of present economic conditions;

(xvi) Any agreements or commitments to do any of the foregoing.

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7.17. Tax Matters. Liberty and the Management Stockholders have filed all federal, state, local and foreign tax or related returns and reports due or required to be filed with respect to Liberty’s business and earnings, which reports accurately reflect in all material respects the amount of taxes due. Liberty and the Stockholders have paid all taxes or assessments that have become due with respect to Liberty’s business and earnings, other than taxes or charges being contested in good faith or not yet finally determined. Complete and correct copies of the income tax returns of Liberty, together with attached schedules, for the three taxable years ended 2012 through 2014, as filed with all federal and state taxing authorities, signed by an officer of Liberty, were supplied to Janel prior to the date hereof. All information reported on such returns is true, accurate, and complete. Liberty has not adopted a plan of complete liquidation under the Code or filed a consent pursuant to Section 341(f) of the Code. There are no tax liens or governmental claims with respect to any properties owned by Liberty.

7.18. Agreements and Authorizations. Schedule 7.18 contains a true and complete list and brief description of all written or oral contracts, agreements, mortgages, obligations, understandings, arrangements, restrictions, and other instruments (“Contracts”) to which Liberty is a party or by which any entity in Liberty or its assets may be bound involving required payments in any consecutive 12-month period or otherwise representing required annualized costs to Liberty of $25,000 or more or representing required aggregate payments by Liberty of $25,000 over the term of any such agreement or arrangement (without regard to the amount of annualized payments or costs). Schedule 7.18 also contains a true and complete list and brief description of all governmental licenses, permits, authorizations and material non-governmental licenses, franchises and agency arrangements necessary to operate the Liberty Business as heretofore operated (“Authorizations”). True and correct copies of all items set forth on such Schedule have been made available to Janel. Except as disclosed on such Schedule, each such Contract and Authorization is valid, binding in full force and effect. No event has occurred which would constitute (whether with or without notice, lapse of time or the happening or occurrence of any other event) a material default by Liberty under any of the Contracts or Authorizations set forth in such Schedule. Liberty is not aware of any material default by the other parties to such Contracts or Authorizations.

7.19. Compliance; Governmental Authorizations. To the knowledge of Liberty: (i) Liberty has heretofore complied with all U.S. and foreign federal, state, local or foreign laws, ordinances, regulations and orders applicable to its business, including without limitation, federal and state aviation, shipping, and trucking laws that, if not complied with, would materially and adversely affect its business; (ii) Liberty has all federal, state, local and foreign governmental licenses and permits necessary for the conduct of its business; and (iii) such licenses and permits are in full force and effect. Liberty knows of no violations of any such licenses or permits. No proceedings are pending or, to Liberty’s knowledge, threatened to revoke or limit the use of such licenses or permits.

7.20. Litigation. Except as set forth in Schedule 7.20, except for claims of vendors the accounts of which are included in the payables included in the latest dated financial statements referred to in Section 7.11, there are no actions, suits, claims, investigations or legal, administrative or arbitration proceedings pending against Liberty or any of its assets or business, whether at law or in equity, or before or by any federal, state, municipal, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality, nor does Liberty know of a threat of, or any basis for, any such action, suit, claim, investigation or proceeding.

7.21. Insurance. Attached hereto as Schedule 7.21 is a list of all insurance policies of Liberty, setting forth the name of the insurer, a description of the policy, the amount of coverage, the amount of the premium and the expiration date of the policy. All of Liberty’s insurable properties and assets are insured, and have been consistently insured for the prior five years, for Liberty’s benefit, under such policies of fire, casualty, and other insurance as are customarily obtained to cover comparable properties and assets by businesses in the region in which such properties and assets are located, in amounts, scope and coverage which are adequate and reasonable in light of existing conditions. Each insurance policy relating to the insurance referred to in this Section is valid and enforceable. Liberty has not failed to give any notice or to present any claim under any insurance policy in a due and timely fashion, nor has it permitted a lapse in any of its insurance policies at any time during the prior five years. Schedule 7.21 also contains a list and brief description of all claims filed within the five years preceding the date hereof or threatened to be filed by the insureds or, if known to Liberty, third-parties under any insurance policies, a summary of all information available to Liberty which pertains to the future costs of its insurance, and a description of the workers’ compensation experience rating of Liberty.

7.22. Bankruptcy. Neither Liberty nor any Stockholder has any knowledge or expectation that any petition for relief will be filed by Liberty or any case commenced against it under the Bankruptcy Code or any similar federal or state statute, neither Liberty nor any Stockholder has applied for or consented to the appointment of, or taking of possession by, a receiver, custodian, trustee or liquidator of itself or any of their respective properties or made a general assignment for the benefit of creditors. Neither Liberty nor any Stockholder is insolvent.

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7.23. Employees. Neither Liberty nor any of its employees is subject to any collective bargaining agreement, no petition for certification or union election is pending with respect to the employees of Liberty, and no union or collective bargaining representative has sought, to the knowledge of Liberty, such certification or recognition with respect to the employees of Liberty at any time during the past three years. Except as set forth on Schedule 7.23, Liberty has not entered into any written or oral employment agreement or become obligated under any other document, policy or practice which gives to any person a right to employment or compensation. All of Liberty’s employees can be terminated at will. Liberty is neither in breach of, nor has taken any action which would constitute a breach of, any oral or written agreements or understandings respecting employment. All obligations of Liberty, whether arising by operation of law, by contract, by past custom or practice or otherwise, for salaries, vacation, holiday pay, bonuses and other forms of compensation which were payable to its officers, directors or employees as of the date hereof (including all required taxes, insurance and withholding thereon) have been paid as of the date hereof.

7.24. Employee Benefit Plans. Except as set forth on Schedule 7.24, Liberty is not now, nor has it ever been, a party or contributor to or a sponsor of (i) any employee benefit plan (as defined in Section 3(3) of ERISA) and (ii) any employment contract, written or unwritten. All such employee benefit plans and employment contracts are hereinafter collectively referred to as “Employee Benefit Plans”. Each Employee Benefit Plan is, and has at all times been, administered and operated in compliance with its terms, the Code, ERISA, and all other federal, state and local laws (and all rules and regulations thereunder). Each Employee Benefit Plan which Liberty currently sponsors or contributes to can be amended or terminated at any time without liability to Liberty. Liberty has performed all obligations required to be performed by it under any law or by the terms of each Employee Benefit Plan, and all contributions or payments deducted by Liberty for tax purposes were properly deductible in the year for which such deductions were claimed. The assets of Liberty are not subject to any liens under ERISA or the Code, and no event has occurred, and no condition exists, which could subject Liberty or its assets to a future liability or lien on account of any Controlled Group Benefit Plan. A Controlled Group Benefit Plan means any Employee Benefit Plan which Liberty or any affiliated entity, within the meaning of Section 414(b), (c), (m) or (o) of the Code (an “Affiliate”), now maintains, ever maintained or to which any Affiliate ever contributed. There are no actions, investigations or claims of any kind (other than routine benefit claims made in the ordinary course), pending or threatened, with respect to any Employee Benefit Plan. There have been no audits or investigations of any Employee Benefit Plan by any governmental agency except as set forth on Schedule 7.24. Liberty and all Affiliates have never been subject to the COBRA group health plan continuation of coverage requirements under ERISA Sections 601-608 and the regulations thereunder. Liberty and all Affiliates have at all times complied with any applicable continuation of coverage requirements under state law.

7.25. Severance Obligations. Liberty does not have any obligation to past employees for any severance payments or benefits, and Liberty does not have any obligation for any severance payments or benefits to any person presently employed by Liberty whose employment is terminated after the date hereof. The closing of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of Liberty or of any Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting or increase the amount of compensation due any such employee.

7.26. Environmental. Liberty has operated its business and maintained its assets (owned or leased) in compliance with all applicable environmental laws and regulations.

7.27. Business Relationships. Except as set forth on Schedule 7.27, the Schedules, the Financial Statements or as otherwise reflected herein, to the knowledge of Liberty and the Stockholder, Liberty’s relationships with its current suppliers, vendors, representatives and customers is satisfactory, and to the knowledge of Liberty, there is no occurrence which, with or without the giving of notice or the lapse of time or both, would constitute a default under any agreement or arrangement with any such party, or would adversely affect Liberty’s relationship with any such party, so as to have a material adverse effect on the business, operations, or condition (financial or otherwise) of Liberty.

7.28. Books and Records. Liberty has made available to Janel and its representatives all of Liberty’s tax, accounting, corporate and financial books and records, whether in written, electronic or other form. All such books and records are complete and correct, have been maintained on a current basis, and fairly reflect the basis for Liberty’s financial condition and results of operations as set forth in the Base Balance Sheet.

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7.29. Knowledge of Adverse Conditions. Except as set forth on Schedule 7.29, the Schedules, the Financial Statements or as otherwise reflected herein, to the knowledge of Liberty, there are no present or future conditions, state of facts or circumstances (except for the general effects of present economic conditions or conditions affecting the customs broker and/or freight forwarding and/or logistics industry generally) which has affected or in the aggregate is reasonably likely to have a material adverse effect upon the business or prospects of Liberty taken as a whole.

7.30. Accuracy of Representations. All representations and warranties with respect to Liberty and the Stockholders are true and correct as of the date hereof. This Agreement does not contain any untrue statement of a material fact with respect to Liberty and the Stockholders or omit to state any material fact with respect thereto necessary to make the statements contained herein not misleading.

7A.	Representations and Warranties of the Investor Stockholder.

The Investor Stockholder hereby represents and warrants to Janel as follows:

7A.1. Title to Liberty Shares; Options. The Investor Stockholder has good and marketable title to his Liberty Shares, free and clear of any lien, claim or encumbrance.

7A.2. Approvals Required. Except as set forth on Schedule 7.8, no approval, authorization, consent, order or other action of, or filing with, any person, firm or corporation, any court, administrative agency or other governmental regulatory authority, or any governmental or non-governmental trade group, is required by the Investor Stockholder in connection with the execution and delivery by the Investor Stockholder of this Agreement, or the performance by the Investor Stockholder of the transactions described herein.

7A.3. Tax Matters. The Investor Stockholder has filed all federal, state, local and foreign tax or related returns and reports due or required to be filed with respect to Liberty’s earnings, which reports accurately reflect in all material respects the amount of taxes due. The Investor Stockholder has paid all taxes or assessments that have become due with respect to Liberty’s earnings, other than taxes or charges being contested in good faith or not yet finally determined.

8.	Covenants of Janel.

Janel covenants and agrees as follows:

8.1. It will maintain all negotiations and other information with respect to the transactions contemplated herein in confidence and, except as required by law, will not make any announcement thereof or disclose such negotiations to any other party other than its professional advisors and lenders. If it is required by law to make any such disclosure, it will first advise Liberty of the content of the proposed disclosure, and the time and place that the disclosure will be made. Janel and each Stockholder will cooperate on appropriate publicity materials with respect to the transactions contemplated hereby. Nothing herein shall restrict Janel’s right to make a public announcement that the transactions contemplated herein have closed, or to include appropriate information in applicable regulatory filings. This covenant shall survive the Closing.

8.2. At the Closing, Janel will engage Ken and Nick pursuant to the terms of the Employment Agreement.

8.3 From and after the Closing, Liberty shall cease use of Liberty credit cards that are guaranteed by Ken, and as soon as practicable after the Closing, but no later than the termination of Ken’s employment with Liberty, cease Liberty’s use of Ken’s customs broker license. Janel agrees to indemnify and hold harmless from and against any and all costs, claims, costs and expenses to the extent such arise out of, result from, or are in connection with: (i) the use by Liberty of Ken’s customs broker license and (ii) the use of Liberty credit cards guaranteed by Ken.

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9.	Covenants of Liberty and the Stockholders.

Liberty and each Stockholder each covenants and agrees as follows:

9.1. It will maintain all negotiations and other information with respect to the transactions contemplated herein and the terms of this Agreement and the Employment Agreement in confidence and, except as required by law or with the consent of Janel, will not make any announcement thereof or disclose such negotiations to any other party other than its professional advisors and lenders. If it is required by law to make any such disclosure, it will first advise Janel of the content of the proposed disclosure, and the time and place that the disclosure will be made. Janel and the Stockholders will cooperate on appropriate publicity materials with respect to the transactions contemplated hereby. This covenant shall survive the Closing.

9.2. Prior to the Closing Date, Liberty will not engage in any practice, take or omit to take any action, or enter into any transaction outside the ordinary course of business.

9.3. Prior to the Closing Date, it will continue to operate the Liberty Business and Liberty’s properties in the ordinary course of business, and will preserve, and enforce, in the ordinary course of business, all rights with respect thereto, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers and employees.

9.4. Prior to the Closing Date, without the prior written consent of Janel, Liberty will not authorize any salary, bonus, or compensation increase, other than in the ordinary course of its business and consistent with prior practice, or any dividends or loans to officers or directors.

9.5. During the period commencing on the date hereof and ending on the Closing Date, it will (i) provide Janel and its representatives with full access during normal business hours to all of Liberty’s properties, assets, books, records, contracts, leases, mortgages, commitments, instruments and agreements upon at least 3 business days’ notice, (ii) provide Janel and its representatives with such tax, financial and operating data and other information with respect to Liberty’s business and properties as Janel shall from time to time reasonably request upon one day’s notice, and (iii) permit Janel and its representatives to consult with Liberty’s representatives, officers, employees, bankers, attorneys, accountants, suppliers, and customers.

9.6.   Liberty and the Stockholders will obtain, prior to the Closing Date, all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with Liberty which may be required in order to enable Liberty and the Stockholders to perform their respective obligations hereunder.

9.7. As promptly as practicable and in any event no later than 30 days after the end of each calendar month ending after the date hereof and before the Closing Date, Liberty will deliver to Janel true and complete copies of the unaudited balance sheet, and the related unaudited statement of operations, of Liberty, as of and for the month and the portion of the fiscal year then ended, together with the notes, if any, relating thereto, which financial statements shall be prepared in accordance with GAAP on a basis consistent with the prior financial statements of Liberty.

9.8. At the Closing, Ken and Nick will each agree to be employed by Janel pursuant to the terms of the Employment Agreement.

9.9. At or prior to the Closing Date, Liberty will pay and discharge all of its obligations, whether arising by operation of law, by contract, by past custom or practice or otherwise, for salaries, vacation, holiday pay, bonuses and other forms of compensation which were payable to its officers, directors or employees through the Closing Date (including all required taxes, insurance and withholding thereon). Liberty or the Stockholders will pay and discharge all of their respective obligations under the agreements listed on Schedule 7.25 if, as and when such obligations become due (including all required taxes, insurance and withholding thereon). To the extent any such obligations are not so paid, Liberty and the Stockholders hereby authorize Janel to pay and discharge such amounts and deduct the full amount of all such payments from funds due from Janel to Liberty or the Stockholders pursuant to the terms hereof or under the Employment Agreement, except to the extent any such obligations are included in accounts payable used to calculate the Purchase Adjustment pursuant to Section 3.4.

9.10 Notwithstanding anything in this Section 9 to the contrary, Liberty may distribute the Excluded Assets to the Stockholders and take such actions that are reasonably necessary in preparation for consummation of the transactions contemplated by this Agreement.

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10.	Conditions Precedent to Obligations of Janel.

Janel’s obligation to close the transactions pursuant to this Agreement is contingent on the fulfillment, at or prior to the Closing Date, of each of the following conditions to the reasonable satisfaction of Janel in Janel’s judgment, which judgment will not be unreasonably exercised, any of which conditions may be waived in writing, in whole or in part, by Janel:

10.1. The representations and warranties made by or on behalf of Liberty or the Stockholders contained in this Agreement or in any certificate or document delivered by, or at the direction of, Liberty or the Stockholders to Janel pursuant to the provisions hereof shall be true in all respects at and as of the time of the Closing as though such representations and warranties were made at and as of such time.

10.2. Liberty and the Stockholders shall have each performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

10.3. Prior to the Closing, the Stockholders or their designees shall have assumed all of the Retained Obligations pursuant to the Instrument of Assumption in the form attached hereto as Exhibit D.

10.4. Liberty shall have obtained the consent of all required governmental bodies and all third parties as required for the conclusion of the transactions contemplated by this Agreement, including approval of third parties under the leases, contracts, agreements or franchises transferred to Janel as described on Schedule 2.2, if any.

10.5. Janel shall have received a certificate signed by the President of Liberty and by the Management Stockholders and dated the Closing Date, to the effect that the conditions specified in Sections 10.1 through 10.4 inclusive have been fulfilled.

10.6. Each of Ken and Nick shall have entered into the Employment Agreement.

10.7. Janel shall have received the following:

(i)          A certificate from the Secretary of State (or similar office) of Liberty’s jurisdiction of incorporation, dated at or about the Closing Date, to the effect that Liberty is in good standing under the laws of said jurisdiction.

(ii)         An incumbency certificate for Liberty signed by all of the officers thereof dated at or about the Closing Date.

(iii)        Resignation letters of all of the officers of Liberty, effective as of the Closing

(iv)        Copies of Liberty’s constituent documents, as amended to date, each certified by the Chairman or President of Liberty at or about the Closing Date.

(v)         Resolutions of the stockholders of Liberty authorizing the transactions contemplated under this Agreement, certified by the Chairman or President of Liberty dated at or about the Closing Date.

(vi)        The duly executed Instrument of Assumption.

(vii)       A Non-Solicitation Agreement from each management and sales personnel of Liberty who becomes an employee of Janel.

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(viii)      An estoppel certificate and consent to assignment from the lessor under each Facility Lease in form and substance reasonably satisfactory to Janel.

(ix)         All other instruments, documents and certificates as are required to be delivered by or on behalf of Liberty or the Stockholders pursuant to the provisions of this Agreement or that may be reasonably requested in furtherance of the provisions of this Agreement.

11.	Conditions Precedent to Obligations of Liberty and the Stockholders.

Liberty’s and the Stockholders’ obligations to close the transactions pursuant to this Agreement is contingent on the fulfillment, at or prior to the Closing Date, of each of the following conditions to the reasonable satisfaction of Liberty in Liberty’s judgment, which judgment will not be unreasonably exercised, any of which conditions may be waived in writing, in whole or in part, by Liberty:

11.1. The representations and warranties by the Janel contained in this Agreement or in any certificate or document delivered by, or at the direction of Janel to Liberty pursuant to the provisions hereof shall be true in all respects at and as of the time of the Closing as though such representations and warranties were made at and as of such time.

11.2. Janel shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

11.3. Janel shall have delivered to Liberty all of the exhibits and schedules required herein to be delivered by Janel, and copies of the documents referred to therein, each duly executed, if required, and such exhibits, schedules and documents shall have been reasonably acceptable to Liberty.

11.4. Liberty shall have received a certificate signed by the President of Janel, and dated the Closing Date, to the effect that the conditions specified in Sections 11.1 through 11.3 inclusive have been fulfilled.

11.5. Janel shall have entered into the Employment Agreements with Ken and Nick.

11.6. IRS Form 8883 shall have been filled in and agreed to.

11.7. The Stockholders shall have received all other instruments, documents and certificates as are required to be delivered by or on behalf of Janel pursuant to the provisions of this Agreement or that may be reasonably requested in furtherance of the provisions of this Agreement.

12.	[INTENTIONALLY OMITTED]

13.	Restriction on Competition and Solicitation.

Liberty and each of the Stockholders acknowledges that the services of Liberty and the business of the customer accounts of Liberty are an integral part of the benefits which Janel is purchasing pursuant to the terms of this Agreement. Accordingly, Liberty and each of the Stockholders agrees as follows, so long as Janel has paid the Purchase Price hereunder when due and has not breached the Employment Agreements:

13.1. Competition.

(a)             At any time during the term of the Employment Agreement and for a period of two (2) years after the termination or expiration thereof, except in the course of the performances thereunder, neither Liberty nor any Management Stockholder will, directly or indirectly, invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, lend its name or any similar name to, lend his credit to, any business whose services or activities compete in whole or in part with the freight forwarding or logistics services or activities of Janel or its Affiliates anywhere within the United States; provided, however, that such Management Stockholder may purchase or otherwise acquire up to (but not more than) one percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934.

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(b)             At any time during the period of two (2) years after the Closing, the Investor Stockholder will not, directly or indirectly, invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, lend its name or any similar name to, lend his credit to, any business whose services or activities compete in whole or in part with the freight forwarding or logistics services or activities of Janel or its Affiliates anywhere within the United States; provided, however, that the Investor Stockholder may purchase or otherwise acquire up to (but not more than) (i) five percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, or (ii) ten percent of any class of securities of an enterprise (but without otherwise participating in the activities of such enterprise) if such securities are not listed on any national or regional securities exchange or have not been registered under Section 12(g) of the Securities Exchange Act of 1934.

13.2. Solicitation of Business.

(a)             At any time during the term of the Employment Agreement and for a period of two (2) years after the termination or expiration of the term thereof, except to the extent necessary for the performance of the services under the Employment Agreement, each Management Stockholder will not, directly or indirectly, solicit, on behalf of any party other than Janel or its affiliates, business of the same or similar type being carried on by Janel (or any affiliate of Janel), from any person or entity who is or was a customer of Liberty or Janel at any time during the 12-month period preceding such termination or expiration, whether or not it/he had personal contact with such customer during and by reason of the provision of services under the Employment Agreement.

(b)             At any time during the period of two (2) years after the Closing, the Investor Stockholder will not, directly or indirectly, solicit, on behalf of any party other than Janel or its affiliates, freight forwarding or logistics business of the same or similar type being carried on by Janel (or any affiliate of Janel), from any person or entity who is or was a customer of Liberty or Janel at any time during the 12-month period preceding the Closing Date, whether or not he had personal contact with such customer during such period.

13.3. Solicitation of Employees.

(a)             At any time during the term of the Employment Agreement and for a period of two (2) years after the termination or expiration thereof, except in the course of the performance of the services thereunder, neither Liberty nor each Management Stockholder will, directly or indirectly, on behalf of any party other than Janel or any affiliate of Janel, (i) solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is or was an employee of Janel (or any subsidiary or affiliate of Janel) at any time during the term of the Employment Agreement or in any manner induce or attempt to induce any employee of Janel (or any subsidiary or affiliate of Janel) to terminate his employment with Janel (or any subsidiary or affiliate of Janel), as the case may be; or (ii) interfere with Janel’s (or any subsidiary or affiliate of Janel) relationship with any person who at any time during the term of the Employment Agreement was an employee, contractor, vendor, supplier, or customer of Janel (or any subsidiary or affiliate of Janel). Notwithstanding the foregoing, the following shall not be deemed to be in violation of this Section: Management Stockholder’s engagement of or interfence with the relationship of Piccerelli, Gilstein & Company, LLP and its personnel, Pasco Gasbarro Jr. Esq. and Meridien Benefits Group, Inc. and its personnel.

(b)             At any time during the a period of two (2) years after the Closing the Investor Stockholder will not, directly or indirectly, on behalf of any party other than Janel or any affiliate of Janel, (i) solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is or was an employee of Janel (or any subsidiary or affiliate of Janel) at any time during such period or in any manner induce or attempt to induce any employee of Janel (or any subsidiary or affiliate of Janel) to terminate his employment with Janel (or any subsidiary or affiliate of Janel), as the case may be; or (ii) interfere with Janel’s (or any subsidiary or affiliate of Janel) relationship with any person who at any time prior to the Closing Date was an employee, contractor, vendor, supplier, or customer of Janel (or any subsidiary or affiliate of Janel). Notwithstanding the foregoing, the following shall not be deemed to be in violation of this Section: (a) Investor Stockholder’s engagement of or interfence with the relationship of Piccerelli, Gilstein & Company, LLP and its personnel, Pasco Gasbarro Jr. Esq. and Meridien Benefits Group, Inc. and its personnel and (b) inquiries and employment by general help wanted ads and employment of persons whose employment with Janel or Liberty has been terminated.

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13.4. In the event of breach by Liberty or any Stockholder of the terms of this Section, Janel shall be entitled to institute legal proceedings to obtain damages for such breach, or to enforce the specific performance of this Agreement and to enjoin Liberty and the Stockholders from any further violation of this Section and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided at law. Liberty and each Stockholder acknowledges, however, that the remedies at law for any breach by any of them of the provisions of this Section may be inadequate. In addition, in the event the undertakings set forth in this Section shall be determined by any court of competent jurisdiction to be unenforceable by reason of extending for too great a period of time or by reason of being too extensive in any other respect, each such agreement shall be interpreted to extend over the maximum period of time for which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable and enforced as so interpreted, all as determined by such court in such action. Notwithstanding the foregoing, Janel shall be not entitled to institute legal proceedings to obtain damages from the Investor Shareholder for such breach, but its sole and exclusive remedies against the Investor Stockholder shall be limited to enforcing the specific performance of this Agreement and to enjoin such Investor Stockholder from any further violation of this Section 13.

14.	Indemnification.

14.1. Indemnification by Janel. Janel hereby agrees to indemnify and hold harmless the Stockholders from and against any and all Losses (as hereinafter defined), to the extent such Losses arise out of, result from, or are in connection with: (i) any breach by Janel of any of the terms of this Agreement, (ii) any failure of any warranty or representation of Janel made herein, or (iii) any failure by Janel to perform or comply with any of their covenants or obligations under this Agreement.

14.2. Indemnification by Liberty and the Stockholders. Liberty and the Management Stockholders hereby agree to jointly and severally indemnify and hold harmless Janel and its shareholders, directors, officers, agents and employees, from and against any and all Losses, to the extent such Losses arise out of, result from, or are in connection with: (i) any breach by Liberty or any Management Stockholder of any of the terms of this Agreement, (ii) any failure of any warranty or representation of Liberty or any Management Stockholder made herein, or (iii) any failure by Liberty or any Management Stockholder to perform or comply with any of its covenants or obligations under this Agreement.

14.3. Indemnification by the Investment Stockholder. The Investment Stockholder hereby agrees to indemnify and hold harmless Janel and its shareholders, directors, officers, agents and employees, from and against any and all Losses, to the extent such Losses arise out of, result from, or are in connection with: (i) any breach by the Investment Stockholder of any of the terms of this Agreement, (ii) any failure of any warranty or representation of the Investment Stockholder made herein, or (iii) any failure by the Investment Stockholder to perform or comply with any of his covenants or obligations under this Agreement.

14.4. For purposes of this Agreement, “Losses” shall mean the aggregate of any and all payments for claims, liabilities, suits, actions, demands, charges, damages, losses, costs, or expenses (including reasonable attorneys’ fees, expert witness fees and court costs) of every kind and nature incurred by the indemnified party, net of all reserves with respect to such item, tax benefits, insurance proceeds and any indemnity, contribution or other similar payment from third parties. Tax benefits will be considered to be realized for purposes of this Section in the year in which an indemnity payment occurs, taking into account the present value of any such tax benefits, and the amount of tax benefits shall be determined by assuming the person entitled to be indemnified is in the maximum applicable foreign, federal, state and local income tax bracket.

14.5. If any claim is made, or any suit or proceeding is instituted, which, if valid or prosecuted successfully would entitle a party to indemnification under this Section (a “Claim”), the indemnified party shall promptly give notice thereof to the others in writing. At the election of the indemnifying party, the indemnifying party shall, at its own cost and expense, assume the defense of such Claim or participate either directly or through their counsel with the indemnified party in the resolution, by litigation or otherwise, of any Claim. The indemnified party agrees to cooperate (and to cause parties within its control to cooperate) with the indemnifying party in determining the validity of any Claim or assertion of any Losses including giving (and causing parties within its control to give) the indemnifying party full access to information within its possession. The indemnified party agrees that it will not (and will cause parties within its control not to) settle any Claim without the prior written consent of the indemnifying party and to exercise its best efforts to avoid or minimize the Losses resulting from any Claim.

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14.6. If any Claim is made which is subject to indemnification hereunder by Liberty or the Stockholders, Janel shall have the right to withhold from the payments under the Employment Agreement next due an amount which, in Janel’s reasonable discretion, will be sufficient to pay all amounts due with respect to such Claim, subject to the following: (a) Janel shall notify the Stockholders in writing (“Claim Notice”) that it has a claim, detailing the nature and amount of such claim; (b) if the Stockholders do not send a written notice to Janel disputing all or a portion of the claim within twenty (20) days after receipt of the Claim Notice, Janel may set off, withhold and deduct the amount of the claim; and (c) if the Stockholders sends a written notice to Janel disputing all or a portion of the claim within twenty (20) days after receipt of the Claim Notice, Janel may set off, withhold and deduct that portion of the claim that has not been disputed, and any amounts set off, withheld and deducted with respect to the portion of the claim that has been disputed shall be paid by Janel to Hillel Tendler, Esquire, as escrow agent, to hold until Janel and the Stockholders shall agree in writing, or a final non-appealable order from a court of competent jurisdiction, directing payment of the escrow. Any interest earned on the escrow shall become part of the escrow.

14.7. The following limitations shall apply to indemnification hereunder:

(a)   Liberty and the Stockholders shall not be liable for any claim for indemnification pursuant to Sections 14.2 and 14.3 of less than $1,000 per individual claim, and shall not be liable for any claim for indemnification unless and until the aggregate amount of all claims of $1,000 or more for indemnifiable Losses equals or exceeds $50,000 in the aggregate, whereupon Janel shall be entitled to indemnification for the full amount of such Losses.

(b) The maximum aggregate amount of liability by Liberty and the Stockholders under this Agreement, including all indemnifiable Losses arising out of or resulting from a breach of any representation, warranty or covenant contained in this Agreement, shall not exceed 25% of the Purchase Price actually received individually from Janel by such indemnifying party, with the following exceptions:

(i)      The maximum aggregate amount of liability (A) by the Management Stockholders for breaches of the representations and warranties set forth in Sections 7.3, 7.8 and 7.17, and (B) by the Investor Stockholder for breaches of any of the representations and warranties set forth in Sections 7A.1, 7A.2 and 7A.3, shall not exceed 100% of the Purchase Price actually received individually from Janel by such indemnifying party.

(ii)     The maximum aggregate amount of liability for breaches of the representations and warranties set forth in Sections 7.2, 7.5, 7.7, 7.9, 7.23, 7.24, 7.25 and 7.26 shall not exceed 50% of the Purchase Price actually individually received from Janel by such party.

14.8. This Section 14 sets forth Janel’s sole and exclusive monetary remedy with respect to any Losses arising out of or relating to any breach or violation of any representation, warranty, covenant or agreement set forth in this Agreement (including Schedules and Exhibits hereto) or in any certificate or document or agreement delivered pursuant to this Agreement or otherwise under this Agreement or with respect to transactions contemplated by this Agreement or otherwise, against Liberty or the Stockholders individually, as stockholder or as officers of Liberty, and Janel shall not have any other rights or remedies in connection with or with respect thereto.

15.	No Brokerage.

None of the parties hereto has incurred any obligation or liability, contingent or otherwise, for brokerage fees, finder’s fees, agent’s commissions, or the like in connection with this Agreement or the transactions contemplated hereby. Each party hereto agrees to indemnify and hold the other parties hereto harmless against and in respect of any such obligation or liability based on agreements, arrangements, or understandings claimed to have been made by such party with any third party.

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16.	Nature of Representations and Warranties.

All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance on the representations, warranties, covenants and agreements contained in this Agreement or at the closing of the transactions contemplated hereunder, and any investigation that they might have made or any other representations, warranties, covenants, agreements, promises or information, written or oral, made by the other party or any other person shall not be deemed a waiver of any breach of any such representation, warranty, covenant or agreement.

17.	Notices and Payments.

All notices, writings and other communications required or permitted to be given pursuant to this Agreement shall be in writing, and sent by email with acknowledgement requested, with a copy by registered U.S. mails, to the address set forth below, they shall be deemed to have been received on the business day so delivered or transmitted; provided that any notice, writing or other communication received after 5:00 p.m., Eastern Time, shall be deemed to have been received on the next business day:

Janel:	Janel Corporation
303 Merrick Road, Suite 400
Lynbrook, New York 11563
Attention: Brendan Killackey
bkillackey@janelgroup.net

With a copy to:	Hillel Tendler, Esquire
Neuberger, Quinn, Gielen, Rubin & Gibber, P.A.
One South Street, 27th Floor
Baltimore, Maryland 21202
ht@nqgrg.com

Liberty
and the Stockholders:	Mr. Nicholas J. Cioe, Jr.
134 Narragansett Ave
Riverside, RI 02915

Mr. Kenneth J. Charnley
7 Wagon Wheel Road
N. Attleboro, MA 02760
kjcharnley@gmail.com

Vincent J. Passananti
C/O Meridien Benetifs Group, Inc.
10 Dorrance Street, Suite 524
Providence, RI 02903
vpassananti@meridienonline.com

With a copy to:	Pasco Gasbarro, Esquire
Pasco Gasbarro Law Office, LLC
P.O. Box 511
Barrington, RI 02806
pasco@gasbarrolaw.com

All payments hereunder shall be delivered to the above addresses. Any party may change its address for notice or payment purposes by giving notice the other parties as hereinabove provided.

18.	Expenses.

18.1. Each party hereto shall be responsible for and bear all of its own costs and expenses (including the expenses of its representatives) incurred at any time in connection with negotiation, due diligence and closing the transaction described herein.

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18.2. Liberty and the Stockholders shall pay all income taxes and other taxes based on its taxable income which may be required as a result of the transactions contemplated hereby.

19.	Survival.

Except as otherwise provided herein, the representations, warranties, covenants and agreements herein contained shall survive the execution, and delivery of this Agreement and the closing of the transactions contemplated hereby, and shall continue for a period of 18 months following the Closing Date, except the agreement by Janel to pay the Purchase Price shall survive until payment and except for breaches of the representations and warranties set forth in Sections 7.2, 7.3, 7.5, 7.7, 7.9, 7.17, 7.23, 7.24, 7.25, 7.26, 7A.1 and 7A.3 which shall survive until the expiration of all applicable statutes of limitation with respect thereto, and the covenants set forth in Sections 8.1 and 9.1 which shall continue for a period of 12 months following the termination of any association between Janel and the Stockholders.

20.	Termination of Agreement.

20.1. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing, by written notice from the party terminating the Agreement to the other party, as follows:

(i) By Mutual Consent. By the mutual written consent of Janel and Liberty.

(ii) By Either Party. At any time before the Closing, by Janel or Liberty, (a) in the event of a material breach hereof by the non-terminating party if such non-terminating party fails to cure such breach within five business days following written notification thereof by the terminating party, or (b) in the event one or more of the conditions precedent to such party’s obligation to close the transactions pursuant to this Agreement, as set forth in Section 10 or 11, as the case may be but subject to the condition set forth in the next sentence, have not been satisfied as required pursuant to the terms hereof.

20.2. In the event of termination of this Agreement pursuant to this Section 20, or if the Closing shall not have occurred on or before the Closing Date, all obligations of the parties hereto shall terminate, except the obligations of the parties set forth in this Section 20 and except for the provisions of Sections 8.1, 9.1, 18, 23, 24, 25, 26, and 27. If the Closing shall not have occurred on or before the Closing Date, nothing herein shall prejudice the ability of the non-terminating party from seeking damages from any other party for any willful breach of this Agreement, including reasonable attorneys’ fees and the right to pursue any remedy at law or in equity.

21.	Exclusivity; Termination of Agreement.

21.1. Until the Closing, Liberty and the Stockholders will not directly or indirectly, through any representative or otherwise, solicit or entertain offers from, negotiate with or in any manner, encourage, discuss, accept or consider any proposal of any other person relating to the acquisition of the Liberty’s stock or Liberty’s assets or business in whole or in part, whether directly or indirectly, through purchase, merger, consolidation, or otherwise, and will immediately notify Janel regarding any contact between Liberty or the Stockholders or their respective representatives and any other person regarding any such offer or proposal or any related inquiry.

21.2. In the event the Closing does not take place on the Closing Date, the obligations of the parties hereto with respect to exclusivity set forth above in this Section and to proceed to Closing will terminate.

22.	Effect of Waiver.

The failure of any party at any time or times to require performance of any provision of this Agreement will in no manner affect the right to enforce the same. The waiver by any party of any breach of any provision of this Agreement will not be construed to be a waiver by any such party of any succeeding breach of that provision or a waiver by such party of any breach of any other provision.

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23.	Severability.

The invalidity, illegality or unenforceability of any provision or provisions of this Agreement will not affect any other provision of this Agreement, which will remain in full force and effect, nor will the invalidity, illegality or unenforceability of a portion of any provision of this Agreement affect the balance of such provision. In the event that any one or more of the provisions contained in this Agreement or any portion thereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.

24.	Governing Law.

This Agreement shall be governed by and construed in accordance with, the laws of the State of New York without regard to conflict of law principles.

25.	Arbitration.

Any dispute to be submitted to binding arbitration pursuant to the terms of this Agreement shall be submitted to binding arbitration in Providence, Rhode Island, in accordance with the rules and procedures of the American Arbitration Association. The arbitrator’s decision will be final and may be enforced through any court having jurisdiction. Each party will bear its own costs and expenses associated with such arbitration proceedings, including costs of witnesses, travel, attorneys, and other representatives. The general costs and expenses of the arbitration proceedings, such as the fees of the mediator or arbitrator and the charges of the American Arbitration Association, will be divided equally among the parties to the dispute.

26.	Enforcement.

26.1. Any suit, action or proceeding with respect to this Agreement, shall be brought in the state and federal courts located in Rhode Island. The parties hereto hereby accept the exclusive jurisdiction of those courts, as set forth above, for the purpose of any such suit, action or proceeding. The parties hereto hereby irrevocably waive, to the fullest extent permitted by law, any objection that any of them may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought as set forth above, and hereby further irrevocably waive any claim that any suit, action or proceeding so brought, has been brought in an inconvenient forum.

26.2. The parties hereto acknowledge and agree that any party’s remedy at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and such breach or threatened breach shall be per se deemed as causing irreparable harm to such party. Therefore, in the event of such breach or threatened breach, the parties hereto agree that, in addition to any available remedy at law, including but not limited to monetary damages, an aggrieved party, without posting any bond, shall be entitled to obtain, and the offending party agrees not to oppose the aggrieved party’s request for, equitable relief in the form of specific enforcement, temporary restraining order, temporary or permanent injunction, or any other equitable remedy that may then be available to the aggrieved party.

27.	Binding Agreement; Assignment.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Janel, at its option, may designate one or more other direct or indirect subsidiaries or affiliates of Janel to purchase the Liberty Shares, but Janel shall remain primary obligor to pay the Purchase Price and amounts due under the Notes contemplated by this Agreement. Except as set forth herein, this Agreement shall not be assignable by any party hereto except as provided herein or with the prior written consent of the other parties.

28.	Entire Agreement; Modification.

This Agreement, which includes all schedules and exhibits hereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, superseding all prior negotiations, correspondence, understandings and agreements, if any, between the parties; no amendment or modification of this Agreement shall be binding on the parties unless made in writing and duly executed by all parties. There are no oral or implied agreements and no oral or implied warranties between the parties hereto other than those expressed herein. The Non-Disclosure and Non-Circumvention Agreement between Oaxaca Group, LLC, Janel and Liberty dated February 24, 2015, shall remain in full force and effect.

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29.	Further Assurances.

Each of the parties hereto agrees to execute, acknowledge, seal and deliver, after the date hereof and after the Closing, such further assurances, instruments and documents and to take such further actions as the other may reasonably request in order to fulfill the intent of this Agreement and the transactions contemplated hereby.

30.	Facsimile Signature and Counterparts.

This Agreement may be executed by facsimile signatures which shall have the full force and effect of original signatures. This Agreement may be executed in counterparts, all of which taken together shall constitute one instrument.

[signatures appear on next page]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Janel:
Janel Corporation

By:	/s/
Brendan Killackey
Chief Executive Officer

Liberty:
Liberty International, Inc.

By:	/s/
Kenneth J. Charnley
	Title:	President

Stockholders:

/s/
Nicholas J. Cioe, Jr.

/s/
Kenneth J. Charnley

/s/
Vincent J. Passananti

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STOCK PURCHASE AGREEMENT

INDEX OF SCHEDULES AND EXHIBITS

Schedule

1.1(a)	-	Liberty Assets
1.1(b)	-	Excluded Assets
2.1	-	Stockholders
2.2	-	Retained Obligations
3.4	-	Purchase Price Adjustment Model
3.3	-	Allocation of Purchase Price
6.4	-	Janel Approvals
7.8	-	Liberty Approvals
7.9	-	Exceptions to Condition of Liberty Assets
7.10	-	Liberty’s Licenses and Marks
7.11	-	Liberty Financial Statements
7.13	-	Undisclosed Liabilities
7.14	-	Facilities
7.15	-	Customer Accounts
7.16	-	Material Adverse Changes to Liberty
7.18	-	Liberty Contracts and Authorizations
7.19	-	Compliance
7.20	-	Liberty Litigation
7.21	-	Insurance Policies
7.23	-	Agreements with Employees
7.24	-	Employee Benefit Plans
7.25	-	Severance Obligations
7.27	-	Business Relationships
7.29	-	Adverse Conditions

Exhibit

A	-	Base Balance Sheet
B	-	Stock Power
C	-	Employment Agreement
D	-	Instrument of Assumption

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